TRANSLATION FOR CONVINIENCE

Second Addendum to the Unprotected Rental Agreement Dated July 15, 2001
Made and executed in Raanana, February 7, 2006

Between
Taya Center Ltd., Public Co. 52-002929-9
Of 16 Hecharoshet St., Industrial Zone, Raanana
Tel: 09-7481188; Fax: 09-7485588
(Hereinafter - “the Lessor”)

First Party

And
Wintegra Ltd., Private Co. 51-290107-5
Of 14 Hecharoshet St., Taya Center
Industrial Zone, Raanana
Tel: 09-7439998, Fax: 09-7439992
(Hereinafter - “the Lessee”)

Second Party

Whereas
the Lessor and the Lessee are parties to an unprotected rental agreement dated July 15, 2001, including its various appendices, and an Addendum to the Agreement dated July 31, 2005, attached to this Addendum and constituting an integral part thereof (hereinafter, jointly - “the Rental Agreement”).

And whereas
the Lessee is interested in extending the Rental Period in the Premises, and in renting an additional area (as defined below) from the Lessor, all in accordance with the conditions of the Rental Agreement and of this Addendum.

And whereas	the Parties are interested in recording these agreements in writing.

Accordingly, it has been declared, conditioned, and agreed as follows:

Additional Definitions -	In this Second Addendum, the following terms shall have the meaning recorded alongside:
“The Premises” -
Offices with an area of 1,199.00 sq.m. (one thousand one hundred and ninety nine sq.m.) situated on the third floor of the Building, defined as unit number C-3, and as part of unit number C-4, at 6-8 Hamasger St. in Raanana (including a proportional part of the public areas and as stated in Section 2.2 of the Rental Agreement), the net area of which is marked in red on the diagram (Appendix “A”) (above and hereinafter - “the Premises - Area A and Area B”).

“The Additional Premises” -
Offices with an area of 622.00 sq.m. (six hundred twenty two square meters) situated on the third floor of the Building, defined as an additional part of Unit C-4, at 6-8 Hamasger St. in Raanana (including a proportional part of the public areas and as stated in Section 2.2 of the Rental Agreement), the net area of which is marked in red on the diagram (Appendix “A”) (above and hereinafter - “the Additional Premises - Area C”).

“The Rental Period”-	The rental Period stipulated in Section 4 of this Second Addendum.

“The Additional Base Index” -	the Index published on January 15, 2006 (for December 2005) - 110.00 points, with the base of the Consumer Price Index for the year 2000.

“The Dollar Rate” -	The representative exchange rate of the dollar as published on February 6, 2006 - NIS 4.699 per dollar.

1.	General

1.1	The Preamble to this Addendum, including the definitions and declarations included therein, as well as the appendices attached thereto, constitute an integral part thereof.

1.2	All terms defined in the Rental Agreement shall have the meaning attributed thereto therein in this Addendum, unless these were amended in this Second Addendum.

2.
Rental of the Additional Premises
The Lessee hereby rents from the Lessor the Additional Premises, viz. offices with an area of 622.00 sq.m. (six hundred twenty-two square meters) situated on the third floor of the Building, defined as an additional part of Unit C-4, at 6-8 Hamasger St. in Raanana (including a proportional part of the public areas and as stated in Section 2.2 of the Rental Agreement), the net area of which is marked in red on the diagram (Appendix “A”) (above and hereinafter - “the Additional Premises - Area C.”)

3.
Delivery of Possession; Adaptations to the Premises -
In Section 3 of the Rental Agreement, with respect to the Additional Premises - Area C in accordance with the Second Addendum to the Rental Agreement, the following changes shall be made:

3.1
Section 3.3 shall be amended to:
“The Premises shall be available for the Lessee’s possession “as is,” not later than February 16, 2006, and, if necessary, immediately after the signing of this Addendum by the Parties, and after payment of the Rental Fee as detailed in Section 5.4 below.
The Lessee declares that it is aware and expressly agrees that, in any case, the Lessor is not liable for the quality of any of the items and adaptations to the Premises, including the quality of carpeting, the quality of the acoustic ceilings, the quality of the lighting or the lack of lights, electricity infrastructure, telephones, communication, etc”.
Notwithstanding the above, the Lessor hereby undertakes, on the delivery of possession of the Premises on the above-mentioned date, the air-conditioning and electricity systems and the fire detection system installed in the Premises shall function properly.
As stated, the Premises shall be delivered to the Lessee “as is,” and with the proper functioning of the systems stated above, and in accordance with the procedure agreed by the Parties and as attached to this Second Addendum as Appendix B-3 below.

3.2
Sections 3.5.1 through 3.5.6 in Section 3.5 of the Rental Agreement are hereby nullified with regard to the Additional Premises - Area C in accordance with this Second Addendum.
The Parties hereby agree that, upon delivery of the possession of the Premises to the Lessee, the liability for all the systems installed in the Premises shall transfer to the Lessee.

3.3
All adaptation works of any type and kind (construction, electricity, air-conditioning, communications, etc.) required in order to attach and connect the Additional Premises to the Premises also serving the Lessee in accordance with the Rental Agreement shall be executed solely by the Lessee and at its expense, through prior coordination with the Lessor, as required in Section 14 of the Rental Agreement.

4.	Rental Period

4.1
The Lessor hereby lets to the Lessee, and the Lessee hereby rents from the Lessor, the Additional Premises - Area C, for a rental period of twenty two and a half (22.5) months, commencing on February 16, 2006 and ending on December 31, 2007 (hereinafter - “the Rental Period of the Additional Premises - Area C”).

4.2
The Lessee hereby exercises, by its signature below, part of the optional period granted to it in accordance with Section 4.2 of the Rental Agreement, and undertakes to extend the Rental Agreement between the Parties through December 31, 2007, in accordance with all the conditions as detailed in the Rental Agreement, and with the changes detailed below (hereinafter - “the Updated Rental Period of the Three Premises Areas”).

4.3
At the end of the Updated Rental Period, the Lessor shall have the option to extend the rental in accordance with the Rental Agreement and in accordance with this Second Addendum for an additional rental period - Areas A and B of the Premises together with the Additional Area of the Premises - Area C - by two years, viz. from January 1, 2008 through December 31, 2009 (hereinafter - “the Additional Rental Period”), provided that:

(A)	through the said date, the Lessee has complied fully and completely with all its obligations in accordance with the rental agreement, and -
(B)
the Lessee has not informed the Lessor in writing of its desire not to renew and extend this rental agreement for the Additional Period, not later than six (6) months prior to the end of the preceding Rental Period, viz. through June 30, 2007.

4.4
If the validity of this Second Addendum to the Rental Agreement is extended on the basis of the content of Section 4.3 above, the term “Rental Period,” wherever this appears in the Rental Agreement, shall include the Rental Period, the Updated Rental Period, and the Additional Rental Period (if the option on account thereof is exercised), with those changes expressly stated in this Addendum (for example, regarding the determination of the Updated Rental Fee as stated in Section 5 below, including its subsections), and with those changes as required in accordance with the matter, and all the provisions of the Rental Agreement and of the Second Addendum to the Rental Agreement (with the exception of the granting of the option - in accordance with Section 4.3 above) shall also apply to the Additional Period as stated, with those changes as required in accordance with the matter.

4.5
Notwithstanding the above, the Parties hereby agree that the Lessee has the option, with prior notice of six (6) months, to shorten the Updated Rental Period by three (3) months, through September 30, 2007, or later, or to extend the Updated Rental Period by a period of up to three (3) months, through March 31, 2008, or less.

5.	Rental Fee for the Areas of the Premises, and Manner of Payment Thereof
5.1
The Parties hereby establish that the Rental Fee that shall be paid by the Lessee to the Lessor for the rental of the Additional Premises - Area C for the Updated Rental Period, as stated in Section 4.1 and 4.2 of this Second Addendum, shall be in the sum of NIS 46.99 (forty-six new Israeli shekels and 99 agorot) (equivalent to USD 10.- US dollars) per month, for each square meter of the Premises, for the period between February 16, 2006 and December 31, 2007 (hereinafter - “the Basic Rental Fee”).

5.2	The Parties further establish that the Rental Fee that shall be paid by the Lessee to the Lessor for the rental of Areas A and B of the Premises shall be in the amount of:
5.2.1
NIS 61.09 (sixty one new shekels and 9 agorot) (equivalent to USD 13.- US), per month per square meter of the Premises, for the period between February 16, 2006 and August 31, 2006 (hereinafter “the Basic Rental Fee”) for the period between February 16, 2006 and August 31, 2006;

5.2.2
NIS 46.99 (forty-six new shekels and 99 agorot) (equivalent to USD 10.- US), per month per square meter of the Premises, for the period between September 1, 2006 and December 31, 2007 (hereinafter “the Basic Rental Fee”) for the period between September 1, 2006, and December 31, 2007.

5.3
The sum of NIS 49.34 (forty-nine new shekels and 34 agorot) (equivalent to USD 10.50 US dollars- an addition of 5%), for the period between January 1, 2008 and December 31, 2009 (a period of two years out of the Updated Rental Period), per month, for each square meter of Areas A, B and C of the Premises (hereinafter “the Basic Rental Fee for the Additional Period”), between January 1, 2008 and December 31, 2009.

5.4
The payments shall continue to be made quarterly, in advance. The first payment, for a period of three months for the Additional Premises - Area C, from February 16, 2006 through May 15, 2006, is made on the occasion of signing this Addendum, and all remaining payments shall be made as aforesaid, once quarterly in advance, as stated in Section 6.5 of the Rental Agreement between the Parties.

5.5
The Basic Rental Fee in accordance with the content of Section 5 above (including its subsections) shall be linked to changes in the Index as stated in Section 6.4 of the Rental Agreement. The Base Index for the purposes of the Rental Agreements, with its Addendums, is the Index published on January 15, 2006 (for December 2005) - 110.00 points, for the index base from the year 2000, as stated in the definitions to this Second Addendum.

5.6
Collection of the above Rental Fee, with the addition of the maintenance fee and the remaining payments mentioned in the Rental Agreement, shall be in accordance with the content of Section 6.5 of the Rental Agreement, and the “standing order” for the charging of the Lessor’s account shall also serve for collection of all payments required in accordance with this Second Addendum.

6.
Maintenance Fee / Maintenance Services Fee
The maintenance / maintenance services fee and other payments that shall be made by the Lessee to the Lessor for the area of the Additional Premises shall be at the level and in accordance with the calculation of the maintenance / maintenance services fee per square meter, as stated in Sections 16.1 and 16.2 (regarding maintenance / maintenance services fee), and Section 7.3 (regarding participation toward insurance fees) of the Rental Agreement.

7.
Securities and Guarantees
The bank guarantee held by the Lessor shall be renewed for the Updated Rental Period in accordance with this Second Addendum, as stated in Section 32 of the Rental Agreement, viz. through March 31, 2008 or March 31, 2010, insofar as the option for the Additional Rental Period is exercised.
If the bank guarantee is forfeited due to the breach of the Rental Agreement by the Lessee, the Lessee undertakes, by way of a fundamental undertaking, to furnish the Lessor with another bank guarantee, in the amount of the forfeited bank guarantee (linked to the Base Index in accordance with the Rental Agreement), not later than 7 business days after the date of notification of the Lessor of the forfeiting of the bank guarantee.

8.
With the exception of the express content of this Addendum, there is not and shall not be any amendment or addition or change to the Rental Agreement, and all the provisions of the Agreement shall apply to the Additional Premises in accordance with this Second Addendum, with the changes expressly stated therein, and with such changes as required in accordance with the matter.

Witnessed by the signing of this Addendum

Taya Center Ltd.	Wintegra Ltd.

[Signature and Stamp}	[Signature and Stamp]

Appendix B-3
(Section 3.1 of the Agreement)

Specifications for the Delivery of the Premises to Wintegra Ltd.

Area Defined as “the Additional Premises” on Floor 3 Is Delivered As Is and Includes

1.
Gross area of 622.00 sq.m., divided into -
11 rooms;
2 small rooms - computers and communications;
1 conference room;
2 kitchenettes, as described below;
Open space work corners in the remaining area of the Premises as stated in the Divisions Plan prepared by Architect Ilan Eisen and attached to the agreement.

2.	Secretaries Corners Two secretarial desks.

3.	Carpeting - wall-to-wall carpeting throughout the Premises.

4.	Ceilings - acoustic ceilings from modular mineral plates, 60/60 cm, throughout the Premises.

5.
Lighting / lighting units - sunken light units (louvers) throughout the Premises, and dual purpose emergency / routine lighting as per the standard, in accordance with as made plan no. 439-102 as prepared by Engineer Yitzhak Vatnik, attached to the agreement.

6.	Doors - painted wooden doors on all rooms; double glass entrance door. Steel “Pladelet” doors on the rear emergency exit and in the storeroom by the small desk - opposite the executive rooms.

7.	Windows - windows according to the standard in the building, as currently comprised - 50% for “dry keep” opening.

8.	Venetian blinds on all windows in the rooms of the Premises.

9.	Bathrooms - (in the public floor areas) - 3 units of women’s bathrooms; 3 units of men’s bathrooms + 2 men’s urinals.

10.	Two (2) kitchenettes - comprising lower utensils closet and upper utensils closet, sink, and marble counter in each kitchenette.

11.
Power and communications facility - according to as made plan no. 439-103, prepared by Engineer Vatnik, attached to the agreement.
Electrical board - according to as made plan no. 439-104, prepared by Engineer Vatnik, attached to the agreement.
Alarm system - wiring for an alarm system, including detectors, throughout the Premises, not connected to any central call center.
Power outlets for UPS system in most of the area of the Premises as currently installed.

12.
Safety and PA - two detection and smoke systems in accordance with the fire department requirements, also connected to the main coordinator in the Taya Center, and to PA system (??) in accordance with as made plan no. _____, prepared by Engineer Yitzhak Vatnik, attached to the agreement.

13.
Air-conditioning (for heating and cooling) 10 split units, with a total capacity of 12 tons of refrigeration (Electra-Elco) for air-conditioning of the rooms facing Hamasger St., and 5 mini-central units (4 with double condensers) with a capacity of 31 tons of refrigeration (Unique) for air-conditioning the remaining areas of the Premises. Air-conditioning Plan No. 388-2-1 prepared by Engineer Yaacov Bar-Lev is attached here.

List of Air-conditioning Units

Premises	Type	Model	HP BTV
Ton of refrigeration (TR)
1	Mini central	Unique - M 3-1 - rooms 12,13,14	3.75 TR - MS 450 3.3 TR - MS 400
2	Mini central	Unique - M4-1 - corridor + rooms 15,16,17,24,25,38,39	3.75 TR - MS 450 3.3 TR - MS 400
3	Mini central	Unique - M4-2 - corridor + rooms 18,19,20,29,30,31	3.75 TR - MS 450 3.3 TR - MS 400
4	Mini central	Unique - M4-3 - 21,22,23,26,27,28,34,35,36	3.3 TR - MS 400 3.3 TR - MS 400
5	Mini central	Unique - M6-1 - 32,87 All air conditioners are model 14 - one is slightly larger	3.3 TR - MS 400
1	Split - upper	Electra-Elco - room 3 - M2-1	1.33 tons of refrigeration
2	Split - upper	Electra-Elco - room 4 - M2-2	1.16 tons of refrigeration
3	Split - upper	Electra-Elco - room 5 - M2-3	1.16 tons of refrigeration
4	Split - upper	Electra-Elco - room 6 - M2-4	1.16 tons of refrigeration
5	Split - upper	Electra-Elco - room 7 - M2-5	1.16 tons of refrigeration
6	Split - upper	Electra-Elco - room 8 - M2-6	1.16 tons of refrigeration
7	Split - upper	Electra-Elco - room 9 - M2-7	1.16 tons of refrigeration
8	Split - upper	Electra-Elco - room 10 - M2-8	1.16 tons of refrigeration
9	Split - upper	Electra-Elco - room 11 - M2-9	1.16 tons of refrigeration
10	Split - upper	Electra-Elco - room 86 (communications)	1.16 tons of refrigeration

Taya Center Ltd.	Wintegra Ltd.

[Signature and Stamp}	[Signature and Stamp]

Appendix B-3
(Section 3.1 of the Agreement)

Specifications for the Delivery of the Premises to Wintegra Ltd.

Area Defined as “the Additional Premises” on Floor 3 Is Delivered As Is and Includes

1.
Gross area of 622.00 sq.m., divided into -
11 rooms;
2 small rooms - computers and communications;
1 conference room;
2 kitchenettes, as described below;
Open space work corners in the remaining area of the Premises as stated in the Divisions Plan prepared by Architect Ilan Eisen and attached to the agreement.

2.	Secretaries Corners Two secretarial desks.

3.	Carpeting - wall-to-wall carpeting throughout the Premises.

4.	Ceilings - acoustic ceilings from modular mineral plates, 60/60 cm, throughout the Premises.

5.
Lighting / lighting units - sunken light units (louvers) throughout the Premises, and dual purpose emergency / routine lighting as per the standard, in accordance with as made plan no. 439-102 as prepared by Engineer Yitzhak Vatnik, attached to the agreement.

6.	Doors - painted wooden doors in all rooms; double glass entrance door. Steel “Pladelet” doors on the rear emergency exit and in the storeroom by the small desk - opposite the executive rooms.

7.	Windows - windows according to the standard in the building, as currently comprised - 50% for “dry keep” opening.

8.	Venetian blinds on all windows in the rooms of the Premises.

9.	Bathrooms - (in the public floor areas) - 3 units of women’s bathrooms; 3 units of men’s bathrooms + 2 men’s urinals.

10.	Two (2) kitchenettes - comprising lower utensils closet and upper utensils closet, sink, and marble counter in each kitchenette.

11.
Power and communications facility - according to as made plan no. 439-103, prepared by Engineer Yitzhak Vatnik, attached to the agreement.
Electrical board - according to as made plan no. 439-104, prepared by Engineer Yitzhak Vatnik, attached to the agreement.
Alarm system - wiring for an alarm system, including detectors, throughout the Premises, not connected to any central call center.
Power outlets for UPS system in most of the area of the Premises as currently installed.

12.
Safety and PA - two detection and smoke systems in accordance with the fire department requirements, also connected to the main coordinator in the Taya Center, and to PA system (??) in accordance with as made plan no. _____, prepared by Engineer Yitzhak Vatnik, attached to the agreement.

13.
Air-conditioning (for heating and cooling) 10 split units, with a total capacity of 12 tons of refrigeration (Electra-Elco) for air-conditioning of the rooms facing Hamasger St., and 5 mini-central units (4 with double condensers) with a capacity of 31 tons of refrigeration (Unique) for air-conditioning the remaining areas of the Premises. Air-conditioning Plan No. 388-2-1 prepared by Engineer Yaacov Bar-Levi is hereby attached.

List of Air-conditioning Units

Premises	Type	Model	HP BTV
Ton of refrigeration (TR)
1	Mini central	Unique - M 3-1 - rooms 12,13,14	3.75 TR - MS 450 3.3 TR - MS 400
2	Mini central	Unique - M4-1 - corridor + rooms 15,16,17,24,25,38,39	3.75 TR - MS 450 3.3 TR - MS 400
3	Mini central	Unique - M4-2 - corridor + rooms 18,19,20,29,30,31	3.75 TR - MS 450 3.3 TR - MS 400
4	Mini central	Unique - M4-3 - 21,22,23,26,27,28,34,35,36	3.3 TR - MS 400 3.3 TR - MS 400
5	Mini central	Unique - M6-1 - 32,87 All air conditioners are model 14 - one is slightly larger	3.3 TR - MS 400
1	Split - upper	Electra-Elco - room 3 - M2-1	1.33 tons of refrigeration
2	Split - upper	Electra-Elco - room 4 - M2-2	1.16 tons of refrigeration
3	Split - upper	Electra-Elco - room 5 - M2-3	1.16 tons of refrigeration
4	Split - upper	Electra-Elco - room 6 - M2-4	1.16 tons of refrigeration
5	Split - upper	Electra-Elco - room 7 - M2-5	1.16 tons of refrigeration
6	Split - upper	Electra-Elco - room 8 - M2-6	1.16 tons of refrigeration
7	Split - upper	Electra-Elco - room 9 - M2-7	1.16 tons of refrigeration
8	Split - upper	Electra-Elco - room 10 - M2-8	1.16 tons of refrigeration
9	Split - upper	Electra-Elco - room 11 - M2-9	1.16 tons of refrigeration
10	Split - upper	Electra-Elco - room 86 (communications)	1.16 tons of refrigeration

Taya Center Ltd.	Wintegra Ltd.

[Signature and Stamp]	[Signature and Stamp]

TRANSLATION FOR CONVINIENCE

Addendum to the Unprotected Rental Agreement Dated July 15, 2001
Made and executed in Raanana, July 31, 2004

Between
Taya Center Ltd., Public Co. 52-002929-9
Of 16 Hecharoshet St., Industrial Zone, Raanana
Tel: 09-7481188; Fax: 09-7485588
(Hereinafter - “the Lessor”)
First Party

And
Wintegra Ltd., Private Co. 51-290107-5
Of 9 Hataasiya St., Taya Center
Industrial Zone, Raanana
Tel: 09-7439998, Fax: 09-7439992
(Hereinafter - “the Lessee”)
Second Party

Whereas
the Lessor and the Lessee are parties to an unprotected rental agreement dated July 15, 2001, including its various appendices, attached to this Addendum and constituting an integral part thereof (hereinafter, jointly - “the Rental Agreement”).

And whereas	the Lessee is interested in renting an additional area (as defined below) from the Lessor, all in accordance with the conditions of the Rental Agreement and of this Addendum.

And whereas	the Parties are interested in recording these agreements in writing.

Accordingly, it has been declared, conditioned, and agreed as follows:

1.	The Preamble to this Addendum, including the definitions and declarations included therein, as well as the appendices attached thereto, constitute an integral part thereof.

2.	All the terms defined in the Rental Agreement shall have the meaning attributed thereto therein in this Addendum.

3.
The Additional Premises
Offices with an area of 80.00 square meters (eighty square meters) situated on the third floor of the Building, defined as part of Unit C-4, adjacent to the Premises already in use by the Lessee in accordance with the Rental Agreement as above - at 6-8 Hamasger St., Industrial Zone, Raanana (including a proportionate part of the public areas as stated in Section 2.2 of the Rental Agreement), the net area of which is marked in red on the Diagram (“Appendix A”) (above and hereinafter - “the Additional Premises”).

4.
Delivery of Possession; Adaptations to the Premises
InSection 3 of the Rental Agreement, and regarding the Additional Premises in accordance with the Addendum to the Rental Agreement, the following changes shall be made:

4.1
Section 3.3 shall be amended to:
The Premises shall be available for the Lessee’s possession “as is,” not later than August 1, 2005, and, if necessary, immediately after the signing of this Addendum by the Parties, and after payment of the Rental Fee as detailed in Section 6.2 below.
The Lessee declares that it is aware and expressly agrees that, in any case, the Lessor is not liable for the quality of any of the items and adaptations to the Premises, including the quality of carpeting, the quality of the acoustic ceilings, the quality of the lighting or the lack of lights, electricity infrastructure, telephones, communication, etc.

4.2	Sections 3.5.1 through 3.5.5 in Section 3.5 of the Rental Agreement are hereby nullified with regard to the Additional Premises in accordance with this Addendum.

4.3
All adaptation works of any type and kind (construction, electricity, air-conditioning, communications, etc.) required in order to attach and connect the Additional Premises to the Premises also serving the Lessee in accordance with the Rental Agreement shall be executed solely by the Lessee and at its expense, with prior coordination with the Lessor.

5.	Rental Period
5.1
The Lessor hereby lets to the Lessee, and the Lessee hereby rents from the Lessor, the Additional Premises for a period of rental of thirteen (13) months, commencing on August 1, 2005 and ending on August 31, 2006 (hereinafter - “the Rental Period of the Additional Premises”).

5.2
At the end of the Rental Period, the Lessor shall have the option to extend the rental in accordance with the Rental Agreement and in accordance with this Addendum for an additional rental period - the area of the Premises and the area of the Additional Premises together - as stated in Section 4.2 of the Rental Agreement, viz. from September 1, 2006 through August 31, 2009 (hereinafter - “the Additional Rental Period of the Additional Premises”).

6.	Rental Fee for the Additional Premises and Manner of Payment Thereof
6.1
The Parties hereby establish that the rental fee to be paid to the Lessor by the Lessee for rental of the Additional Premises, for the Rental Period and the Additional Rental Period, as stated in Section 4.2 of the Rental Agreement, shall be:

6.1.1
NIS 46.00 (forty-six new Israeli shekels), for the period between August 1, 2005 and August 31, 2006 (a period of 13 months, from the date of commencement of the rental), linked to the Base Index as shall be detailed below, and in accordance with the provisions of the Rental Agreement - per month, and for each square meter of the Additional Premises (hereinafter - “the Basic Rental Fee”).

6.1.2
During the Additional Rental Period, if and insofar as this is realized, the Lessee shall pay a Rental Fee to the Lessor in accordance with the evaluation of a surveyor as detailed in Section 7 of the Rental Agreement.

6.2
The payments shall be made once quarterly in advance. The first payment, for the period of two months only, from August 1, 2005 through September 30, 2005, is made on the occasion of the signing of this Addendum, and all the remaining payments shall be made, as stated, once quarterly in advance, as stipulated in Section 6.5 of the Rental Agreement.

6.3
The Basic Rental Fee in accordance with the content of Section 6.1.1 shall be linked to changes in the Index as stated in Section 6.4 of the Rental Agreement. The Base Index for the purposes of the Rental Fee for the Additional Premises is the Index published on June 15, 2005 (for May 2005) - 107.87 points, for the index base from the year 2000.

6.4
Collection of the above Rental Fee, with the addition of the maintenance fee and the remaining payments mentioned in the Rental Agreement, shall be in accordance with the content of Section 6.5 of the Rental Agreement, and the “standing order” for the charging of the Lessor’s account shall also serve for collection of all payments required in accordance with this Addendum.

5.
Maintenance Fee / Maintenance Services
The maintenance / maintenance services fee and other payments that shall be made by the Lessee to the Lessor for the area of the Additional Premises shall be at the level and in accordance with the calculation of the maintenance / maintenance services fee per square meter, as stated in Sections 16.1 and 16.2 (regarding maintenance / maintenance services fee), and in Section 7.3 (regarding participation toward insurance fees) of the Rental Agreement.

7.
With the exception of the express content of this Addendum, there is not and shall not be any amendment or addition or change to the Rental Agreement, and all provisions of the Agreement shall apply to the Additional Premises in accordance with this Addendum, with the changes expressly stated therein, and with such changes as required in accordance with the matter.

Witnessed by the signing of this Addendum

Taya Center Ltd.	Wintegra Ltd.

[Signature and Stamp]	[Signature and Stamp]

TRANSLATION FOR CONVINIENCE

Unprotected Rental Agreement

Made and executed in Tel Aviv, July 15th, 2001

Between
Taya Center Ltd., Public Co. 52-002929-9
Of 14 Hecharoshet St., Industrial Zone, Raanana
Tel: 09-7481188; Fax: 09-7485588
(Hereinafter - “the Lessor”)
First Party

And
Wintegra Ltd., Private Co. 51-290107-5
Of 9 Hataasiya St., Taya Center
Industrial Zone, Raanana
Tel: 09-7439998, Fax: 09-7439992
(Hereinafter - “the Lessee”)
Second Party

Part One: Definitions and Preamble

Definitions
In this agreement, the following terms shall have the meaning recorded alongside:
“The Industrial Compound” -
An area of approximately 13 dunams situated in the Industrial Zone of Raanana, known as plots 17, 18, 19, and 24 in block 8981, marked in brown on the diagram attached to this agreement as Appendix “A.”

“The Building” -	Part of a building of 4 (four) floors, with a total area of approximately 9,500 square meters, situated in the area of the Industrial Compound, and marked in green on the diagram (Appendix “A.”)

“The Premises” -
Offices with an area of 1,119.00 sq.m. (one thousand one hundred and nineteen sq.m.) situated on the third floor of the Building, defined as unit number C-3, and as part of unit number C-4, at 6-8 Hamasger St. in Raanana (including a proportional part of the public areas and as stated in Section 2.2 below), the net area of which is marked in red on the diagram (Appendix “A.”)

“The Rental Period” -	The rental period as stipulated in Section 4 of this agreement.

“The Index” -
The Consumer Price Index as published by the Central Bureau of Statistics, and any index as stated that shall be published by any body or official institution coming in place of this index, whether this shall be based on the same components and/or data or not, all provided that if another index shall replace the Consumer Price Index, and the Central Bureau of Statistics, or any other body or official institution that shall publish this index shall not determine the relationship between it and the Consumer Prices Index, this relationship shall be determined by the Lessor’s accountant.

“The Base Index” -	The Index published on April 15, 2001 (for March 2001) - 99.7 points.

“Dollar” -	The representative exchange rate of the US dollar as published on May 9, 2001 - NIS 4.145 to the dollar.

“Month” -	A period beginning on the 1st day of a month in the Gregorian calendar and ending on the last day of that same month in the Gregorian calendar.

“Quarter” -	Three consecutive months.

“Rate of Change in the Index” -	The relationship between the last known Index at the time of any payment in accordance with this agreement and the Base Index.

“The Implementation Plans” -
Plans for the planning and implementation of the works to adapt the Premises to meet the Lessee’s requirements, in accordance with the specifications of requirements for infrastructure as forwarded by the Lessee to the Lessor, including plans for the installation of an airconditioning system, electric plans, plumbing plans, and plans for the internal division of the Premises, to be prepared by the Lessee’s consultants and/or by consultants made available to the Lessee by the Lessor at the Lessee’s responsibility. It is clarified that all the plans prepared by the Lessee are subject to the authorization of the representative of the Lessor - the architect of the Industrial Compound, the electric and communications consultants, the airconditioning consultants, and the project manager on behalf of the Lessor. After authorization of the Implementation Plans by the project manager, who shall be appointed by the Lessor (as described below), and in coordination with the Lessee, these shall be referred to as “the Authorized Implementation Plans.”

It is clarified that the fees of all the consultants to be appointed by the Lessor for the Lessee, including the fee of the project manager, shall be included in the price of the cost of the works that are the subject of the Authorized Implementation Plans, and as stated in Section 2 of Appendix B-2 below.

Part One: Preamble
Whereas
the Lessor is the owner and/or the long-term lessee of the rights to the real estate situated in the Industrial Compound, and is the sole lawful possessor of the Premises, and is eligible and entitled to let these in accordance with this agreement, without any impediment or restriction, and after the Lessor has declared to the Lessee that the Premises are permitted for use within the framework of the Urban Building Plan pertaining thereto, for the purpose of the rental in accordance with this agreement;

And whereas
the Lessee wishes to rent the Premises for such period, purpose, and remuneration, and on such conditions, as detailed below in this agreement, and the Lessor agrees to let the Premises in accordance with the above;

And whereas
the Parties wish to associate in this unprotected rental agreement, and to determine therein the purpose of the rental, the period thereof, the remuneration to be paid on account thereof, the conditions thereof, and all their remaining mutual rights and obligations, all as detailed in this agreement above and below;

The Parties have therefore declared, conditioned, and agreed as follows:

1.

1.1	The Preamble to this agreement - including the definitions contained therein - as well as the appendices attached thereto constitute an integral part thereof.

1.2	The names of the parts and the titles of the sections were included in this agreement solely by way of guidelines, and these are not to be used in interpreting this agreement or any of its provisions.

1.3
Each of the Parties hereby declares that no consent or authorization is required for its association in this agreement, and for the execution of its duties accordingly, and that the signatories on behalf of each side are empowered to bind it, as the case may be and respectively, in accordance with the provisions of any law.

Part Two: Purpose of Rental; Period of Rental and Delivery of Possession

2.	The Purpose of Rental and the Areas of the Premises
2.1
The purpose of the rental, subject to all the remaining provisions relating to this matter in this agreement, is the use and management in the Premises, by the Lessee alone, of the operation of the offices of Wintegra Ltd. and its commercial operations, which relate to the field of high-tech - and for this purpose alone.
To prevent doubt, the Parties hereby expressly agree that all the Lessee’s operations, in accordance with the purposes of the rental as stated above, shall be effected solely in the area of the Premises; that the Lessee shall at all times maintain the cleanliness of the yard and shall not remove any merchandise and/or objects from inside the Premises for the purpose of sale and/or display and/or for any other purpose not expressly permitted in accordance with this agreement.

2.2
The Parties hereby declare and agree that the area of the Premises as stated in the Definitions in Part One of this agreement is calculated in accordance with the total (gross) area thereof, i.e. including the area of the external walls, with the addition of 15% of the public areas in the building of which the Building forms an integral part, and that the measurement of the said area shall be made together with the authorized representatives of the Lessee and shall be with its accord.

3.	Delivery of Possession: Adaptations to the Premises -
3.1
The Lessor declares that the Premises were constructed in accordance with all laws, and have received all the authorizations and permits from the authorities for the purpose of the rental as defined in this agreement; that no demolition order has been issued pertaining to or in connection with the Building, and that the Lessor is not aware of any grounds therefore; that a proper certificate of completion has been received pertaining to the Building, and that there is no contractual or other impediment to the association in this agreement.

3.2
The Lessee hereby declares that it is thoroughly familiar with the Industrial Compound and its environs; the Building and the Premises; and all the rights connected and/or relating to the rental in accordance with this agreement, and having examined all these as stated, the Lessee declares that it has found the Premises to be to its satisfaction, in a fit state, good and proper for its needs in all details. The Lessee hereby further declares that the Lessor has not furnished it with any description of the Industrial Compound and/or the Building and/or the Premises, and that it is associating in this rental agreement on the basis of its own inspections and impressions, and hereby waives, expressly and in advance, any claim regarding unsuitability, and, subject to the content of this agreement, any other claim of any type and kind relating to the Industrial Compound and/or the Building and/or the Premises, the possible uses thereof, and its association in this agreement, excepting a concealed defect that cannot be discovered in a reasonable and usual examination.

3.3
The Premises shall be available for the Lessee’s possession “as is,” and in proper condition in accordance with the procedure for the delivery as agreed by the Parties and as attached thereby as Appendix B-1, dated September 1, 2001, as stated in Section 4.1 below.
The Lessee declares that it is aware and expressly agrees that, in any case, the Lessor is not liable for the quality of any of the items and adaptations to the Premises, including the quality of carpets, the quality of the acoustic ceilings, the quality of the lighting or the lack of lights, electricity infrastructure, telephones, communication etc.
The Lessor must ensure the proper operation of the airconditioning systems as of the delivery of possession in the Premises - September 1, 2001, as stated in Section 3.3 above (however, the responsibility for the maintenance of the airconditioning systems, the insurance thereof, and the return thereof on completion of the Rental Period in proper condition is borne by the Lessee and at its expense), as well as the maintenance of the firefighting system as detailed in Section 14.6 below. The Lessee shall ensure association (at its expense) with a qualified body for the purpose of obtaining maintenance and repair services for the airconditioning system and the firefighting system as stated.

3.4
The Premises shall be delivered to the Lessee in proper condition for the Lessee’s purposes, in accordance with the procedure for delivery agreed by the Parties and attached thereby as Appendix B-2 below.

3.5	Implementation of the works for the adaptation of the Premises to the Lessee’s needs, and the attention to the Implementation Plans, shall be as follows:
3.5.1
On July 1, 2001 (“the Date of Delivery of the Plans”), the Lessee forwarded that part of the Implementation Plans for which it is responsible, in writing, for the authorization of the Lessor and/or the project manager, including specifications and statements of quantities. Upon receipt of these plans by the Lessor, the latter forwarded these to the various consultants appointed thereby for the Lessee (airconditioning consultant, electric consultant, safety consultant, and plumbing consultant), and ensured that these written plans for the implementation of the works would be forwarded for the authorization of the Lessee, the Lessor, and the project manager by July 10, 2001, and that these would discuss and (insofar as required) amend the plans. On the authorization of the plans by the Lessee, the Lessor, and the project manager, authorized Implementation Plans, including specifications and statements of quantities for each work, shall be presented by the various consultants to the project manager and/or the Lessor, by July 19, 2001.

3.5.2
Within ten (10) days from the authorization of the Implementation Plans (but not later than July 29, 2001), tenders shall be issued for the execution of the necessary works. Estimates on behalf of various executors and/or contractors that shall be submitted relating to the execution of the works that are the subject of the Authorized Implementation Plans shall be forwarded to the Lessee in advance (by Tuesday, August 7, 2001), and shall, in any case, be authorized not later than seven (7) business days after their receipt (August 14, 2001). Without derogating from the above, it is agreed that, insofar as no comments are received on behalf of the Lessee regarding the estimates that shall be forwarded to its notification, within three (3) days from the date of transfer thereto, this shall be considered tantamount to the Lessee’s agreement to the execution of the specific work at the price stated in the estimate forwarded for its review, and the Lessee shall be prevented from making any claim regarding the price of execution and the identity of the executor.

3.5.3
The Lessor undertakes that the Lessee shall receive the Premises when these are ready for the Lessee’s activities in the Premises, according to the Authorized Implementation Plans, and in accordance with the purpose of the rental, not later than October 16, 2001. The actual date of receipt of the Premises shall be referred to above and below as “the Actual Date of Delivery of Possession.” It is hereby agreed by the Parties that a delay of one week in the Actual Date of Delivery of Possession, viz. through October 23, 2001, shall not constitute a breach of this agreement by the Lessor.
As of September 1, 2001, the Lessee shall be enabled to enter the Premises for the purpose of preparing these for its needs, all at the Lessee’s expense and liability, provided that this is possible, in the Lessor’s opinion, and in coordination with the Lessor’s project manager.

3.5.4
Notwithstanding the above, it is emphasized that any changes required to the Authorized Implementation Plans (as defined in the Preamble to this agreement) are liable to cause a delay (relatively) in the Date of Delivery of Possession. The Lessee shall be required, in the said case, to pay rental fee even for the period of the delay caused due to changes requested by the Lessee after the authorization of the Implementation Plans, provided that the delay was not caused by the Lessor, or due to delays in the renovation works themselves not under the Lessee’s control.
It is clarified and emphasized that the entire content of the sub-sections of Section 3.5 above is conditioned and subject to full, precise, and prompt compliance with the Lessee’s obligations relating to the specifications, the authorization of the Implementation Plans, and other assistance as shall be required thereof in connection with the execution of the works that are the subject of the Authorized Implementation Plans.

3.5.5
To prevent doubt, it is hereby clarified that the Lessee shall not be liable for any damage caused to the Premises during the period of adaptation of the Premises to its needs, insofar as these works were not executed by it, as stated at the end of Section 3.5.3, and, in any case, it does not have any employer-employee relations with those engaged in the work of adapting the Premises to its needs.

3.5.6
The Parties agree that, on delivery of possession of the Premises to the Lessee, responsibility for all the systems installed in the Premises shall be transferred to the Lessee, after completion of the customary period of warranty, regarding each specific issue, all according to the inspection periods as detailed in the Addendum to the Sales Law (Apartments), and in accordance with the content of Section 3.3 above.

3.6
The Lessee confirms that it is aware that the western passage of the Building and of the Premises (Core 1) shall also serve as an escape corridor for the adjacent premises, subject to the requirements of the various authorities, the Municipality of Raanana, the fire department, police, etc.

4.	Rental Period
4.1
The Lessor hereby lets the Premises to the Lessee, and the Lessee hereby rents the Premises from the Lessor, for a rental period of five (5) years commencing on September 1, 2001, and ending on August 31, 2006 (hereinafter - “the Rental Period.”)

4.2
Upon completion of the Rental Period, the Lessee shall have the option of extending the rental of the Premises in accordance with this agreement for an additional rental period of 36 months, commencing on September 1, 2006, and ending on August 31, 2009 (hereinafter - “the Additional Period,”) subject to the following:

(A)	That, through the said date, the Lessee has complied fully and completely with all its obligations in accordance with the rental agreement, and -
(B)
That the Lessee has not informed the Lessor in writing of its desire not to renew and extend this rental agreement for the Additional Period, not later than nine (9) months prior to the end of the preceding Rental Period.

4.3
If the validity of this rental agreement is extended on the basis of the content of Section 4.2 above, the term “Rental Period,” wherever this appears in this agreement, shall include both the Rental Period and the Additional Period (if the option on account thereof), with those changes expressly stated in this agreement (for example, regarding the determination of the Updated Rental Fee as stated in Section 7 below), and with those changes as required in accordance with the matter, and all the provisions of this agreement (with the exception of the granting of the option - in accordance with Section 4.2 above) shall also apply to the Additional Period as stated, with those changes as required in accordance with the matter.

5.
If the Lessee ceases to use and/or vacates the Premises prior to the end of the Rental Period and for any reason, this shall not release the Lessee from all its obligations in accordance with this agreement and, in particular - but without derogating from the generality of the above - its obligations to pay the Lessor the full Rental Fee and the remaining payments pertaining to this agreement through the end of the Rental Period.

Part Three: Rental Fee and Manner of Payment Thereof
6.
6.1	The Parties hereby establish that the Rental Fee that shall be paid by the Lessee to the Lessor pertaining to the rental of the Premises in accordance with this agreement shall be:
6.1.1
During the period between September 1, 2001 and August 31, 2004, the Rental Fee shall be in the sum of USD 17.16 (seventeen US dollars and an additional 16 cents) per month, in new shekels, for each square meter of the Premises (hereinafter - “the Basic Rental Fee.”)

6.1.2
In the period between September 1, 2004 and August 21, 2006, the Rental Fee shall be at the level of the Rental Fee actually current as of August 31, 2004, with the real addition of three percent (3%) (hereinafter - “the Updated Rental Fee.”)

6.1.3	During the Additional Rental Period, if and insofar as this is realized, the Lessee shall pay the Lessor a Rental Fee in accordance with the evaluation of a assessor as detailed in Section 7 below.

6.2
Upon the signing of this agreement, the Lessee paid the Lessor Rental Fees quarterly in advance. All remaining payments shall be effected once quarterly, in advance, at the beginning of each calendar quarter, during the course of the Rental Period. At the beginning of each quarter, a tax invoice shall be issued to the Lessee including Index and/or Updating increments in accordance with this agreement, and payment shall be subject to receipt of the invoice as stated by the 5th day of the month of the beginning of each quarter.

6.3	Notwithstanding the content of Section 6.2 above, the Lessee shall be exempt from payment of Rental Fee for the period between December 1, 2001 and March 31, 2002.

6.4
The sums detailed in Sections 6.1.1 through 6.1.3 shall be converted in accordance with the representative exchange rate of the Dollar as of May 9, 2001 (NIS 4.145 to one dollar), and shall be linked to changes in the Index, so that in each payment occurring in accordance with this agreement, the due Rental Fee shall be readjusted in accordance with the rate of change in the Index, and the adjusted Rental Fee shall, at that time, and for every matter and purpose, be considered the Basic Rental Fee in the framework of this agreement.

6.5
With the goal of facilitating the collection of the Rental Fee and the payments pertaining to maintenance, parking, and charges for electricity, the Lessee shall, on the signing of this agreement, sign a “standing order” for the charging of the Lessee’s bank account, this once a Quarter (in advance) as stated. The Lessee undertakes to sign any additional documents, if required, relating to the regulation of the payment by standing order as stated above, at the first request of the Lessor.

6.6
Value Added Tax paid by the Lessee to the Lessor shall be added to the Rental Fee and the other payments, together with the Rental Fee and the other payments, in a standing order as detailed in Section 6.5 above, and in such amount as shall be required by law, and against a lawful tax invoice.

7.	Rental Fees during the Additional Period
7.1
120 days prior to the end of the Rental Period, and subject to the content of Section 4 above, the Parties shall appoint a qualified assessor to determine the Rental Fee from September 1, 2006 through August 31, 2009 (in this section - “the Rental Fee in the Additional Period.”) In the event of disagreements regarding the identity of the assessor that shall not be resolved within 15 days from May 1, 2006 (“the Appointment Date,”) each Party shall appoint a assessor on its behalf who shall act in accordance with the content below.

7.2
The Parties (jointly or severally, as the case may be) shall instruct the assessor to offer an opinion on the determining of the Updated Rental Fee, and shall cause the said opinion to be presented not later than 30 days after the Appointment Date.

7.3
The Parties (jointly or severally, as the case may be) shall instruct the assessor to base his opinion on the rental fees current at that time in similar premises (in area, location, environmental conditions, and the internal and external quality of the building, including any improvements made by the Lessee, but excluding improvements that are tantamount to chattel and which the Lessee is entitled to take at the end of the Rental Period in accordance with the provisions of this agreement) situated in the same area and serving similar purposes as those served by the Building, subject to all adjustments as shall be required, in accordance with the content of Section 7.5 below.

7.4
If the Rental Fee determined in the opinion of the assessor appointed by the Lessor shall be higher than the Rental Fee determined in the opinion of the assessor appointed by the Lessee in a rate of up to 10%, then the Updated Rental Fee shall be set to the amount determined by the assessor appointed by the Lessor, less half the difference between this amount and the amount of Rental Fee determined by the assessor appointed by the Lessee (for example, if the Lessor’s assessor determined USD 30 and the Lessee’s assessor determined USD 27, the Updated Rental Fee shall be USD 28.50). If the said difference is greater than the proportion of ten percent (10%) as stated, the two assessors shall then be required, not later than 15 days from the date on which the latter of the two furnished its opinion as stated above, to decide on a third assessor who shall determine the Updated Rental Fee, subject to all the provisions relating to this matter in this agreement, and the opinion of this assessor, which shall be delivered not later than 30 days after the two said assessors have contacted him as stated above, shall be final and binding for this matter.
If either Party shall refrain from performing its obligations in accordance with this Section 7 (including its sub-sections), then, in addition to the provisions of any law, this action or fault shall be considered as consent to the charging and determination of the Updated Rental Fee in accordance with the determination of the Party observing this agreement.

7.5
The Parties agree that, in any case, the Rental Fee in the Additional Period shall not be lower than the Updated Rental Fee as current at the time of granting of the opinion of the assessor/s as relevant to this matter.

7.6
The Rental Fee in the Additional Period as determined in accordance with the content above and as introduced and applied as of September 1, 2006, shall be linked to the Index, provided that the Base Index constituting the Index for the determining of the Updated Rental Fee shall be that Base Index known at the time of the granting of the opinion in accordance with which the Rental Fee shall be determined for the Additional Period, in accordance with the content above.

7.7
Expenses for an agreed assessor appointed by both Parties shall be borne by the Parties, in equal parts. Each Party shall bear the expenses of the assessor appointed by it alone (if any). Expenses of the assessor appointed by the Parties, in accordance with the content of Section 7.4 above, shall be borne by the Parties in equal parts.

Part Four: Additional Payments Incumbent on the Lessee
8.
In addition to the Rental Fee to be paid by the Lessee to the Lessor, as stated in Part Three of this agreement, the Lessee hereby undertakes to pay all the following payments to the relevant authorities and/or to the Lessor:

8.1
All taxes, levies, municipal taxes, licenses, compulsory loans, and other obligatory payments, government and municipal, which are and/or which shall be imposed - on the lessee or the possessor of premises - for the current maintenance of the Premises themselves and/or for the use thereof and/or for the business that shall be pursued therein (all the above shall henceforth, for the sake of abbreviation, be referred to as “the Taxes”), as these shall be determined by the above authorities pertaining to the area of these Premises.
The Lessor shall bear all taxes, levies (including betterment levy for exceptional use), municipal taxes, licenses, compulsory loans, and other obligatory payments, government and municipal, which are and/or which shall be imposed on the owner of the Premises.

8.2	All licenses and payments relating to current consumption uses, including consumption of water, electricity, and telephones in the Premises, provided that -

The Lessor shall ensure the installation of sub-meters for the Premises, at the Lessor’s expense.
The Lessor shall pay, directly to the Electric Company, the charges received for the use made by the Lessee of the electric grid. Without derogating from the above, insofar as the electric meters shall not be in the Lessee’s name or shall not reflect the use made of the electric grid, the Lessor shall pay the said charges for the Lessee and shall charge the Lessee for their said use (in accordance with the display on the said meters), once a Quarter, in accordance with the current tariff of the Electric Company, and the collection shall be effected by means of the “standing order” (subject to the content of Section 6.5 above).
If, at any time, the Electric Company shall decide to connect the Lessee directly to the electric grid, and shall request this of the Lessor or of the Lessee, as the case may be, then the Lessee undertakes to take all actions as shall be required thereof in this context; to make all the payments required in this matter to the Electric Company, and to release the Lessor from any liability in connection with the charges for the consumption of electricity and/or the connection to the electric grid, which shall be borne by it as stated. The Lessee undertakes not to contact the Electric Company and request the connection of the Premises directly to the electric grid.
Notwithstanding the above, the Parties hereby agree that the direct expenses for the direct connection of the Premises to the Electric Company, if any, shall be divided between the Parties in equal parts.

8.3
An appropriate proportionate part of the insurance expenses and fees as these shall be calculated by the Lessor, and as paid thereby, for the insurance of the Building of which the Premises form an integral part, and of the systems thereof (when the insurance does not include the contents of the Premises and the repair thereof, changes and additions to the Premises made by and/or for the Lessee), against loss or damage due to fire risks, explosion, earthquake, storm and hurricane, flood and water damage, strikes and malicious damage, and against any additional risk required in the Lessor’s opinion.

8.4
It is expressly agreed that the preparation of insurance as stated above shall not derogate from the Lessee’s liability, whether in accordance with this agreement or in accordance with law, and shall not impose any liability on the Lessor regarding loss or damage, or other damage caused to a third party in the Industrial Compound and/or in any other place.

8.5
Subject to the Lessor’s right not to rebuild a building or a part of a building damaged beyond repair, it is hereby agreed that if damage covered by the insurance as stated in this section above is caused, the insurance payments received from the insurer shall be used to repair the damages on account of which the insurance payments as stated shall be made.

8.6	Payments for maintenance services as detailed in Section 16 below.

8.7
Insofar as any of the amounts the Lessee shall be liable to pay to the Lessor in accordance with Section 8 above shall be based on an account relating to the Industrial Compound and/or the Building of which the Premises form an integral part, the Lessee shall pay the Lessor an appropriate relative part of the total amount of the account, provided that, for the purpose of calculating the Lessee’s proportional part in the said payments, the relationship between the area of the Premises and the total area of the Industrial Compound, and/or of the Building of which the Premises for an integral part, as the case may be, shall be taken into account, without reference to the extent to which these are occupied by other tenants.

Part Five: Lessee’s Obligations
9.
9.1
The Lessee hereby undertakes to comply with all laws, regulations, and by-laws applying and/or which shall apply to the Premises, to the use thereof, and to the Lessee’s business in accordance with the purpose of the rental (Section 2 above) during the Rental Period, regarding all works and actions that shall be undertaken by the Lessee in the Premises.

The Lessee hereby undertakes to receive a business license from the local authority for the management of its business and operations in the Premises, and to comply with all the conditions of the said license for the entire duration of the Rental Period. The Lessee expressly declares that the relevant authorities have informed it that it is eligible to receive a business license as stated in accordance with the purpose of the rental, and that it undertakes to present the business license to the Lessor as stated at any time as it is requested by the Lessor.
In addition, the Lessee releases the Lessor with regard to any liability accruing from obtaining of the business license as stated, and undertakes to indemnify the Lessor for any damage caused to the Premises due to the breach of the Lessee’s obligations as mentioned in this Section 9.1

9.2
The Lessee hereby undertakes not to use the Premises, or any part thereof, in a manner that will cause noise, odors, vibrations, and/or smoke that are greater than is reasonable, with attention to the character of the area as a whole, and the character of the immediate vicinity in particular, as well as the purpose of the rental in accordance with this agreement, and shall ensure that its use of the Premises - in accordance with the purpose of the rental as stated - shall not disturb and/or harm the use and activities of the remaining holders in the Industrial Compound, and/or that it shall not violate the provisions of any law. The Lessee hereby further undertakes not to place equipment of any type outside the internal area of the Premises, including the removal of merchandise and such like, and to pay strict attention to the collection of waste and boxes.

9.3
The Lessee hereby undertakes not to discharge into the sewage system, and not to cause to be discharged therein, waste that is not suitable in its profile to the instructions of the Ministry of Health and the local authority and to the provisions of any law.

9.4
If, for any reason relating to the Lessee, a prohibition or an impediment in accordance with any law is imposed on the Lessee to use the Premises for any of the purposes of rental as established in this agreement, including as the result of the non-receipt or the nullification or the failure to display a permit or license the Lessee is required to hold in accordance with this agreement and in accordance with any law, or for the issuing by a judicial authority or by any other empowered authority (hereinafter - “the Impediment,”) the Lessee shall immediately cease to make any use of the Premises for the entire duration of the period in which the Impediment shall be extant. The Parties expressly agree that the creation of the Impediment as stated shall not grant the Lessee the right to nullify this agreement and shall not release it from its obligation to observe, fully and promptly, all its obligations (including, without derogating from the generality of the above, the execution of all payments due in accordance with this agreement) for the entire duration of the period of the Impediment.
The Lessor declares that it is aware that, as of the date of signing this agreement, the procedures by which the Lessee is required to secure a permit or a license as stated in this section have not yet been completed.

10.
In coordination with the signs consultant on behalf of the Lessor, the Lessee is entitled to erect signs (bearing its name) at the entrance to the Premises, and by way of orientation to the Premises, all at its liability and expense, and in addition to the signs to be erected by the Lessor for all the tenants in the Compound.

11.
Without derogating from the content of Section 14 below, the Lessee shall be entitled, at its liability and expense, to furnish the Premises and to install equipment therein, provided that the furnishing of the Premises and the installation of equipment therein shall not damage the Premises.
The Lessee undertakes that, in any case, at the end of the Rental Period or on the actual termination of the rental, it shall leave in the Premises for the ownership of the Lessor, without any request for payment or otherwise, all renovations, adaptations, and/or changes, and/or additions it shall undertake as stated, excluding additional airconditioning systems it shall install in the Premises, and removable furniture.

12.	Parking
12.1
The Lessor undertakes to make available to the Lessee 50 unmarked (non-specific) parking places in the parking lot of the Building, and the Lessee hereby undertakes to rent from the Lessor the right of use of 50 parking places as stated, on such levels and in such parking places as shall be dedicated for this purpose by the Lessor, and as shall be allocated by the Lessor from time to time, in return for the sum of USD 60 (sixty US Dollars) per parking place (covered or uncovered) per month, or at such price as shall be current in the same period for the remaining tenants in the Taya Center.

12.2
Notwithstanding the above, the Parties agree that, for 40 of the above-mentioned parking places, the Lessee shall, through December 31, 2001, be charged by the Lessor by a total of USD 50 (fifty US Dollars) only for one parking place (covered or uncovered).

12.3
The Lessee is granted the option to increase the number of parking places beyond that stated above, in accordance with the number of parking places remaining in the parking lot (if any); on the basis of actual availability, and at a monthly cost (for one parking place) in the sum of USD 60, or at such price as shall be current in that period for the remaining tenants in the Taya Center.
After such increase of the number of parking places, as aforesaid, a decrease of parking places down to only 50 places, as set forth in Section 12.1, if the Lessee wishes to do so, shall require at least a one-month prior notice to the Lessor.

12.4
The sums detailed in this Section 12 (including the sub-sections thereof) shall be converted in accordance with the representative exchange rate of the US dollar as known on May 9, 2001, as stated with regard to the Rental Fee, and shall be linked to the Consumer Price Index as stated above. VAT by law shall be added to the payments due for the parking. The payments shall also be effected on a quarterly basis, in advance, and in accordance with the procedures for collection as detailed in Section 6.5 above.

12.5	The Lessee undertakes not to use the parking lots situated at the front of the Building on Haharoshet St. and Hataasiya St.

13.
13.1
The Lessee hereby undertakes to use the Premises in a cautious and reasonable manner, to refrain from noises, to maintain the cleanliness of the Premises, the Building, and the Industrial Compound, to refrain from impairing the cleanliness of the Building and the Industrial Compound, and to refrain from causing damage and/or spoilage to the Premises and to the Building (with the exception of spoilages caused as the result of wear-and-tear accruing from ordinary and reasonable use).

13.2
The Lessee shall be obliged to repair immediately - and at its expense - any damage and/or harm that shall be caused to the Premises and/or the Building, by itself and/or its employees and/or those using it and/or those acting on its behalf, excluding reasonable and ordinary wear-and-tear.
The Lessor undertakes that any harm deriving from its faulty construction or use of poor materials, or other damages the Lessor is required to repair, shall be repaired by it promptly and at its expense, in such manner that the Lessee shall be able to use the Premises in a reasonable and normal manner.

13.3
If either Party is obliged to perform a repair under this agreement, and fails to perform the said repair within 14 days from the date on which it received written notification from the other Party, the other Party shall be entitled - but not obliged - to undertake the said repair, at the expense of the Party that failed to do so, and the latter shall be required to reimburse the Party undertaking the repair for any amount it shall expend for the implementation of the repair, with the addition of interest in the amount stated in Section 29.3 below, which shall be calculated from the date of the expenditure of the sum and through to its actual reimbursement.

14.
The Lessee hereby undertakes not to effect and not to execute any changes and/or addition and/or construction works, of any type and kind (all of which shall hereinafter be referred to as “Works”) in the Premises, without obtaining the Lessor’s prior and written consent thereto:

14.1
If the Lessee executes Works without obtaining the Lessor’s consent thereto, then the Lessor shall be entitled - without derogating from its right to consider this tantamount to a breach of the agreement as stated in Part Eleven below (with all this entails) -

14.1.1
To instruct the Lessee to demolish the Works, and the Lessee shall be obliged, at its expense, to demolish and execute as required in order to restore the Premises to their condition prior to the execution of the Works, within 14 days from the date of the Lessor’s instruction.
Provided that -
If the Lessee shall fail to respond to the Lessor’s instruction as stated in this paragraph, the Lessor shall be entitled - but not obliged - to execute the demolition and the actions required to restore the Premises to their previous state, at the Lessee’s expense, and the Lessee shall be obliged to reimburse the Lessor for any amount it shall expend to this end, against presentation of tax invoices for the works executed, and with the addition of interest in the amount as stipulated in Section 29.3 below, which shall be calculated from the date of expenditure of the sum by the Lessor and through their actual reimbursement to the Lessor.

14.1.2
To retain the Works, as its property, and the Lessee hereby expressly agrees that the Works shall constitute the exclusive property of the Lessor, from the date of their execution, without the Lessor’s being required to pay any amounts to the Lessee therefore.

14.2
Subject to the prior written consent of the Lessor, the Lessee shall be entitled to execute, at its liability and expense, actions to adapt the Premises to the Lessee’s needs, which actions shall be effected subject to all the content of this agreement, at the Lessee’s expense and liability. It is clarified that all adaptations present in the Premises as of the date of signing the agreement are not included in the definition of the additional adaptations, and that all these as stated are agreeable to the Lessor in advance, and it does not and shall not have any claim against the Lessee with regard thereto.

14.3
If the adaptations were made to the Premises or to meet the Lessee’s needs (as stated, subject to the express, prior, and written consent of the Lessor), all these, including their sundry details, shall, at the end of the Rental Period for any reason, be the property of the Lessor, with the exception of airconditioning systems installed (with the Lessor’s permission) by the Lessee. To prevent doubt, it is hereby expressly clarified that even if the Works shall be executed with the Lessor’s consent, it shall be entitled to instruct the Lessee, at the end of the rental in accordance with this agreement, to remove all or any of the Works, and to do anything required in order to restore the Premises to their prior condition, and the Lessee shall be obliged to do so within 14 days from receipt of the Lessor’s notification. If the Lessee shall fail to respond to the Lessor’s instructions as stated above, the provisions in the end of Section 14.1.1 in this section shall apply, mutatis mutandis and in accordance with the circumstances of the matter.

14.4
Prior to the execution of all the said adaptations in the Premises (Section 14.2 above), the Lessee shall furnish the Lessor with copies of the plans and diagrams (as the case may be) pertaining to the execution of all the adaptations.

14.5
The Parties expressly agree that the Lessor shall be entitled at any time to execute changes in the front of the Building, provided that these (or any thereof) shall not substantively impair the Lessee’s use of the Premises in accordance with the purpose of the rental and in accordance with this agreement.

14.6
Any expense required for the adaptation of the fire detection system inside the Premises, in accordance with the requirements of the Lessor’s safety consultant, the fire department, the Municipality of Raanana, and/or any other body, and/or for the reconnection of the system inside the Premises to the central system of the Building, and/or adaptation to Israeli Standard 1220, or any other binding standard as shall be introduced in the future, shall be executed, applied, and included in the general costs for the preparation of the Premises for the Lessee’s needs as stated in Section 2 of Appendix B-2 below.

14.7
It is hereby agreed that any internal change that shall be constructed by the Lessee by means of detachable plaster divisions shall not require the prior consent of the Lessor, provided that the Lessee shall furnish the Lessor with plans as stated in Section 14.4 above, and that it shall restore the state to its prior condition in accordance with the content of Section 14.3 above.

15.
15.1
The Lessee shall be liable for any damage to person and/or property or any type or kind that shall be caused within the areas of the Building, to the Lessor and/or to any third party, including - but without derogating from the generality of the above - to the employees of the Lessee itself, pertaining to the Lessee’s use of the Building, including the defective maintenance of the Premises by the Lessee and/or by or through the equipment installed in the Premises and/or the Works, improvements, and additions executed therein by the Lessee, and/or by any person on its behalf, and/or pursuant to an action or omission of its employees and/or those serving it and/or its agents and/or its suppliers and/or its clients and/or any person executing services for it and/or any person present in the Premises, in the Building, and/or in the Industrial Compound with the permission of the Lessee, provided that the damages as stated were not caused by the Lessor, its employees, its agents, its authorized persons, and/or any person on its behalf.

15.2
Without derogating from the Lessee’s liability, whether in accordance with the law or in accordance with this agreement, the Lessee undertakes to maintain, at its expense and for the duration of the rental, the following insurance:

15.2.1
Insurance of the contents of the Premises, including the Works, the additions, and the improvements, including the furniture added by the Lessor and/or for the Lessor, in their full value, against all usual risks, by means of a policy known as an “extended fire” insurance policy.
Said insurance shall include a clause regarding the waiver of the right of substitution toward the Lessor pertaining to damage caused thereby, otherwise than deliberately.

15.2.2
Insurance of all the Lessee’s activities in the Premises and in the environs thereof with employer’s liability insurance and third party liability insurance.
The Lessee undertakes to add the Lessor’s name to the said insurance as a beneficiary, jointly with the Lessee or separately therefrom, pertaining to the Lessor’s liability as the owner of the rights to the Industrial Compound as detailed above, and pertaining to its management of the Premises, and to annul the right of indemnification vis-à-vis the Lessor.
The Lessee undertakes to present to the Lessor, within 30 days from the date of signing this agreement, and without need for any further request, the insurance policies as detailed in this section above. The said insurance policies shall provide insurance coverage to the satisfaction of the Lessor’s insurance consultant, and the Lessee undertakes to amend and/or adapt these in accordance with the Lessor’s requirements as stated, if any. Without derogating from the generality of the above, the said insurance policies shall include a cross liability clause, and the limit of liability therein shall be in the sum of USD 500,000 (five hundred thousand US Dollars) per event and per period.
If the Lessee fails to maintain the insurance coverage as detailed in this Section 15 above, the Lessor shall be entitled - but not obliged - to maintain this insurance coverage at the Lessee’s expense, and the Lessee shall be obliged to reimburse the Lessor for any amount it shall incur for this purpose, with the addition of interest in the rate stipulated in Section 29.3, to be calculated from the date of expenditure of the sum as stated by the Lessor and through their actual reimbursement thereto.

15.3
Without derogating from the provisions of Sections 15.1 and 15.2 above, the Lessee hereby undertakes to take all steps that shall be required in order to nullify any request directed to the Lessor and/or any claim filed against the Lessor relating to any of the damages stated in Section 15.1 above, and to indemnify the Lessor for all sums it shall be required to expend under the terms of a verdict or arbitration ruling that shall be granted in such a claim, immediately upon the Lessor’s first request. The Lessee shall be given the opportunity to participate, at its expense, in the legal defense against any claim against the Parties pertaining to the rental in accordance with this agreement, together with the Lessor and with mutual cooperation between the two.

15.4
The Lessee undertakes that all the said policies shall include a clause providing for nullification with 60 days prior notice, and that the insurer in accordance with the said policies shall be required to inform the Lessor of the intention to nullify these, in writing, with advance warning of at least 60 days.

Part Six: Maintenance Services
16.
16.1
The Lessor hereby undertakes to provide, and the Lessee hereby undertakes to purchase from the Lessor and/or from another third party, at Lessor’s discretion, maintenance services as detailed in the Maintenance Services Appendix attached to this agreement as Appendix C (which shall not be connected to the construction works to be undertaken in the Building and/or in the Industrial Compound by the Lessor), this at a reasonable and professional standard, and in accordance with the reasonable needs as required for the proper maintenance of the Building and/or the Industrial Compound.

As remuneration for these maintenance services, the Lessee shall pay the Lessor the sum of USD 2.50 per square meter per month. Payment for maintenance shall be made quarterly (in advance) with the Rental Fee, by standing order, as in Section 6.5 above. The maintenance fee shall be converted by the representative exchange rate of the dollar as stated above (USD 1.00 equals NIS 4.145), and shall be linked to the Consumer Price Index. VAT by law shall be added to the maintenance fee, to be paid by the Lessee together with the payment for the maintenance fee and against a lawful tax invoice.

16.2
As of September 1, 2006, (the date of commencement of the Additional Period), the maintenance fee to be paid by the Lessee shall be updated, such that this shall be adjusted to the monthly amount per square meter to be paid by the majority of the tenants in the Southern Wing of the Building.

16.3
The Lessor shall be entitled to undertake the execution of the said maintenance services by means of any body as it shall determine, at its absolute and exclusive discretion, and it shall be entitled to associate with the above-mentioned body by itself (and to collect from the Lessee the service fee due therefrom), or to instruct the Lessee to associate with that body in a services agreement, in such format as shall be current at this point with the Lessor or with the actual provider of the services (and to pay the service fee due therefrom directly to this body), provided that the service fee the Lessee shall be required to pay the Lessor or the body as stated shall not exceed that stated in Section 16.1 and/or 16.2 above.

Part Seven: The Lessor’s Rights
17.
The Parties condition and agree that the Lessor and/or its representative and/or any person acting in its name and/or on its behalf shall be entitled to convey through (or on) the Premises pipes, channels, and other conduits, water, sewage, gas, electricity, telephone, and/or for any other purpose, and to execute works and/or installations and/or other repairs in the Premises for the purpose of the use of the property adjacent to the Premises, or for any similar purpose, all provided that -

17.1
The Lessor shall use the authorities granted to it in this Section 17 in a form and manner that shall not harm the reasonable use of the Premises, and that the inconvenience and/or disruptions caused to the Lessee shall be as slight as possible.

17.2
The Lessor shall execute all repairs required to restore the state of the Premises to their prior condition in those parts of the Premises - including parts in which the works, improvements, and repairs were executed as stated above - injured by the execution of works as stated in Section 17 above.

17.3	The Lessor shall coordinate with the Lessee, insofar as possible, the dates on which the works as stated shall be executed.

18.
The Lessor shall be eligible and entitled to execute all construction and development works it shall see fit in the Building and/or in the Industrial Compound, and the Lessee shall not be entitled to object to the execution of the works as stated and/or to intervene in the execution thereof.
The Lessor shall act so that the execution of the works mentioned in Section 17 above, and in this Section 18, shall not unreasonably and for a protracted period impair the Lessee’s activities and its possibility to use the Premises.

19.	The Lessor and/or its representative have the right to enter the Premises, during the Lessee’s regular working hours, and after coordinating therewith reasonably in advance, in order -
19.1	To examine whether the Lessee is complying with the conditions of this agreement.

19.2	To execute repairs as required for the purpose of the Building, or of any part thereof, within the area of the Premises.

19.3	To execute construction and/or demolition works it is entitled to execute in accordance with Part Seven of this agreement and Sections 17 and 18 above.

19.4	To demonstrate the Premises to potential buyers and/or tenants, with prior coordination with the Lessee.

20.	The Parties condition and agree that -
20.1
The Industrial Compound, as well as the public areas in the Building, including roofs, security rooms, shelters, basements, entrance rooms, etc., shall remain in the sole legal possession of the Lessor, and the Lessee shall not be entitled to use these (otherwise than as described in Section 12 above), unless it has received prior and written authorization therefore from the Lessor, and within the framework of such restrictions as shall be established in such authorization.

20.2
The Lessor shall be entitled to use the Industrial Compound, the Building (with the exception of the Premises), and the joint areas in the Building, and/or to grant others permission to use these, in accordance with its absolute and exclusive discretion, provided that the Lessee’s reasonable use of the Premises, and its access thereto, shall not be disrupted, and that the empowered authorities shall authorize such use when such authorization is required.

Part Eight: Transfers; Replacement Lessee
21.
The Parties expressly condition and agree that the Lessor shall be entitled to sell and to transfer its rights in the Industrial Compound and/or the Building, and/or the Premises, and/or to execute therein (or not to oppose the execution therein) of any other disposition, to any person as it shall see fit, without its being required to receive the Lessee’s consent thereto, all provided that the Lessee’s rights in accordance with this rental agreement shall not be impaired.

22.
22.1
The Lessee hereby undertakes not to transfer the rental of the Premises to another, not to deliver or let the Premises to another, not to permit another to use the Premises, and not to include another in the possession and/or use of the Premises, or in the business managed therein, and not to grant another any right in the Premises, all these whether with or without remuneration, whether permanently or temporarily.

22.2
Notwithstanding the above, the Lessee shall be entitled to transfer or to assign its full rights in accordance with this agreement to another lessee, similar in its economic resilience and character to the Lessee or to the remaining tenants in the Building, provided that the following conditions are maintained:

22.1.1
The identity of the other lessee has been authorized in advance by the Lessor. To prevent doubt, it is hereby clarified that the Lessor shall not refuse to grant its consent otherwise than on reasonable grounds.

22.1.2
The other lessee shall furnish the Lessor with suitable securities to the Lessor’s satisfaction, and shall associate with the Lessor in a rental agreement as shall be current at that time with the Lessor.

22.1.3	The other lessee shall request to use the entire Premises for the purpose of rental as stated in Section 2.1 above.

22.3
It is agreed that Article 22 of the Rental and Loans Law, 5731-1971, or similar legal provisions enacted at any point in the future, shall not apply to the relations between the Parties in accordance with this agreement.
In this Section 22 (including its sub-sections), “Premises” includes only part thereof.

Section Nine: Vacating the Premises
23.
The Lessor hereby undertakes that, not later than the end of the Rental Period, or at another date on which this agreement shall be terminated in accordance with the provisions of this agreement (either of which dates shall be referred to hereinafter as “the Vacating Date,”) it shall vacate the Premises of any person and object, with the exception of objects remaining in the Premises in accordance with this agreement, and shall deliver the Premises to the Lessor in a good, proper, clean, and orderly condition as it received them, with the exception of wear-and-tear accruing from reasonable use and in accordance with the purpose of the rental.

24.
24.1
Ninety (90) days prior to the return of the Premises to the Lessor by the Lessee, an inspection of the Premises shall be undertaken by the Lessor and/or a representative on its behalf, who shall, together with the Lessee, prepare a list of repairs the Lessee is required to execute, including repairs of damages and spoilages, and/or repairs and changes relating to the restitution of the Premises to its former state and condition in accordance with the state of the Premises at the time of delivery of possession (Section 3.4.3 above), and excluding reasonable wear-and-tear (hereinafter - “the Repairs;”) the above-mentioned list shall also determine the value of the Repairs.

24.2	The Lessee undertakes to execute all the Repairs, if required, in accordance with the above-mentioned list, by the Vacating Date of the Premises in accordance with the provisions of this agreement.

24.3
In any case in which the Lessee shall fail to execute the Repairs, these shall be executed by the Lessor at the expense of the Lessee, and the Lessor shall commence execution on the date on which this shall practically be possible in accordance with the state of possession of the Premises (hereinafter - “the Date of Commencement of the Repairs”). In such case, the period of repairs shall be considered to have begun from the Date of Commencement of the Repairs, and insofar as this period shall extend beyond the period of the duration of the rental in accordance with the provisions of this agreement, the Lessee shall be considered not to have vacated the Premises promptly for the duration of this period of excess, and the provisions of Section 25 pertaining to the failure promptly to vacate the Premises shall apply to this period of excess, and, in addition thereto, the Lessee shall be obliged to reimburse the Lessor, immediately upon first request, for all the Lessor’s expenses, and to reimburse the Lessor for any damage, loss, or prevention of profit accruing from the state of the Premises and/or the need to bring these to a proper and good condition.

25.
25.1
If the Lessee fails to vacate the Premises promptly on the Vacating Date, contrary to the provisions of this agreement, then, without derogating from the Lessor’s right to exercise its right to receive the Premises by any lawful means as it shall see fit, the Lessee shall be obliged to pay the Lessor agreed and predetermined compensation, in an amount equal at that time to double (200%) the daily Updated Rental Fee for each square meter of the Premises, for each day after the Vacating Date on which it shall continue to hold the Premises.
The Parties hereby expressly declare that the agreed and predetermined sum of compensation stated above was determined after a balanced and cautious evaluation of the damages that shall be caused to the Lessor pursuant to the non-vacating of the Premises by the Lessee as of the Vacating Date, and that the Lessee shall accordingly be prevented from claiming that the compensation was determined without reasonable proportion to the damage the could have been predicted at the time of execution of this agreement, as the probable result of the failure promptly to vacate the Premises on the Vacating Date.
The said sum of compensation in Section 25.1 shall be linked to the Base Index and updated in accordance with the rate of change between the Base Index and the Index known as of the Vacating Date.

25.2
The Parties hereby expressly condition and agree that the content of Section 25.1 above shall not release the Lessee from its undertakings in accordance with Section 23 above, and/or grant the Lessee the right to continue to hold the Premises (against payment of the agreed and predetermined compensation), and/or constitute consent on the part of the Lessor to the extension of the Rental Period, and/or constitute waiver on the part of the Lessor of any of its rights, and/or impair the Lessor’s right to receive any other remedy and relief, including - but without derogating from the generality of the above- the removal of the Lessee from the Premises (by a claim to be filed in asummary procedure) and compensation in an amount higher than that stated in the above-mentioned Section 25.1.

Part Ten: Inapplicability of the Tenant Protection Laws
26.
The Lessee hereby expressly declares that it has not paid, and shall not pay, to the Lessor any amount that is for its consent to let the Premises to it, whether by way of key money or otherwise, and that the construction of the Premises was completed after August 20, 1968, and, accordingly, it is hereby agreed that -

26.1
The provisions of the Tenant Protection Law (Combined Version), 5732-1972, and the provisions of any other law granting and/or that shall grant protection in the Premises, do not and shall not apply to the rental in accordance with this agreement.

26.2	The Lessee shall not be eligible to receive any payment upon vacating the Premises in accordance with Section Four of the Tenant Protection Law (Combined Version), 5732-1972.

Part Eleven: Breaches
27.
Either Party that shall breach and/or fail to observe any of its obligations in accordance with this agreement shall be required to compensate the observing Party for all damages and losses it incurs pursuant thereto, without derogating from the right of the observing Party to receive any other and/or additional relief and/or remedy, including the enforcement of the provisions of this agreement and/or the obtaining of injunctions pertaining to its breach.

28.
28.1
The Parties hereby state that a breach of any term and/or undertaking stipulated in sections 2, 3, 4, 5, 6, 7, 8, 9, 11, 13, 14, 15, 16, 22, and 23, including non-compliance with the dates stated therein, shall be considered a fundamental breach of this agreement.
To remove any doubt - even if the Lessor takes upon himself the Lessee’s obligations, or some of the Lessee’s obligations, this shall not detract from its constituting a breach relating to a fundamental breach.

28.2
If either Party committed a fundamental breach of this agreement, and failed to rectify this breach within 14 days, the observing Party shall be entitled, at the end of the period stated above, to inform the other Party, in writing, of the nullification of the rental in accordance with this agreement, and, if it shall do so, the Lessee shall vacate the Premises and return these to the Lessor, in the condition as stated in Section 23 above, within 14 days from the date of the notification. To prevent doubt, the said period above (14 days from the remedy of the breach, and/or 14 days from the breach), shall not, in any case, be considered as periods in which the Lessee has been excused interest on its arrears in payment.
The content of this section shall not derogate from the right of the observing Party to claim and receive, together with the nullification of the agreement or instead thereof, any other lawful relief, including compensation and/or a decree nisi and/or an injunction.

29.	Without derogating from the provisions of Section 27 and 28 above, the Parties hereby condition and agree as follows:
29.1
Without derogating from other provisions in this agreement, if the Lessee fails to pay any amount it is required to pay in accordance with the provisions of this agreement, the Lessor shall be entitled - but not obliged - to pay the above-mentioned amount, or any part thereof, after granting the Lessee prior notification of 48 hours of its intention so to do, and, if it does so, the Lessee shall be obliged to pay the Lessor, immediately upon being so required thereby, any amount expended by the Lessor as stated, with the addition of interest as stated in Section 29.3 below, calculated from the date of expenditure of the sum by the Lessor and through their actual reimbursement thereto.

29.2
If the Lessee is in arrears in paying any amount it shall be required to pay the Lessor in accordance with the provisions of this agreement, then, without derogating from the Lessor’s right to request and receive any right granted thereto in this agreement and/or by law, it shall be entitled to receive from the Lessee interest in the rate as stated in Section 29.3 below, calculated from the date of applicability of the payment as stated and through its actual payment, or Index linkage, for the duration of the said period as above, as the Lessor shall choose.

29.3
The interest the Lessee shall be required to pay the Lessor in accordance with the provisions of this agreement shall be the bank interest for ordinary unauthorized credit as this shall be at the time of the payment, at Bank Hapoalim Ltd. - with the addition of 1% per month or any part thereof. The authorization in writing of the director of a branch of Bank Hapoalim Ltd. regarding the bank interest rate for ordinary unauthorized credit collected at this bank, at the given time, shall constitute conclusive proof for this matter.

30.
30.1
It is hereby agreed that if the Lessee shall be in arrears in any payment incumbent on it in accordance with this agreement, including the Rental Fee, maintenance expenses, and/or fees for usage of the electric grid, and/or any other consumption and usage charges, and the Lessee shall fail to regulate these arrears within 14 days from the date on which it shall be required to do so in writing by the Lessor, the Lessor shall be entitled, in addition to any other relief granted in accordance with this agreement and/or in accordance with any law, to take any or all of the following steps:

30.1.1	To disconnect the electricity and/or water supply to the Premises;
30.1.2	To discontinue all the other maintenance services for the Premises;

30.1.3	To delay the removal of equipment, raw materials, and products belonging to the Lessee and present in the Premises pending payment of all amounts not yet paid by the Lessee up to that date;
30.1.4	To remove the equipment, raw materials, and products from the Premises, store them at the Lessee’s expense, and take possession of the Premises or let them to another;
30.1.5	To sell the equipment, raw materials, and products in the Premises for the purpose of payment of the debt, and to transfer these for storage at the Lessee’s expense and liability.

30.2
Without derogating from the provisions of Section 30 above (including its subsections), the Lessee hereby expressly agrees, by way of an irrevocable consent and undertaking on which third party rights depend, that insofar as it shall violate the rental agreement and fail to rectify the breach (as described in Section 30.1 above), it hereby agrees, irrevocably as stated, to the appointment of the Lessor’s representative as a receiver for the business and equipment in the Premises (or for the Lessee itself, as the case shall be), and it further hereby permits the Lessor (or its representative) to any action required - without any opposition on the part of the Lessee - to remove the Lessee and its chattels from the Premises and to store the Lessee’s chattels at the Lessee’s expense.

31.
Without derogating from the content of Sections 29 and 30 above, the Parties condition and agree that, in any case in which a temporary or permanent receiver, and/or a pre-liquidator, is appointed for the Lessee, and/or a liquidation order and/or order for the appointment of a temporary liquidator, is issued against it, and the said order shall not be cancelled within 21 days, the act of appointment and/or the order and its non-cancellation within the said period, shall constitute a fundamental breach of the provisions of this agreement, and the Lessor shall be entitled to activate, in the said circumstances, the provisions of Sections 29 and 30 above against the Lessee and/or the receiver and/or the pre-liquidator, and/or the liquidator and/or the temporary liquidator.

Part Twelve: Securities
32.	Bank Guarantee
32.1
As partial security for the payment of the Rental Fee and other payments, including payments pertaining to maintenance, use, parking, consumption, and the other charges of the Lessee in accordance with this agreement, the Lessee shall, on the occasion of signing this agreement, submit an autonomous bank guarantee to the Lessor’s satisfaction, valid from the date of signing the agreement and through the end of three (3) months after the end of the Rental Period, in an amount in new Israeli shekels equal to the sum of USD 180,000 (one hundred eighty thousand dollars) (NIS 746,000), linked to the Consumer Price Index in accordance with this agreement.

32.2
The Parties agree that, subject to compliance with all the Lessee’s obligations in accordance with this agreement, the amount of the guarantee shall be reduced by USD 12,500, each year through November 30, 2005. It is clarified that, as of November 30, 2005, and through the end of the Rental Period, the amount of the guarantee shall remain in the sum of USD 120,000.

32.3
An essential condition for the realization of the right to rent the Premises for an Additional Period is the extension of the validity of the bank guarantee through to November 30, 2009, in the sum of USD 120,000.
To prevent doubt, it is clarified and emphasized that the bank guarantee shall also apply to the Lessee’s charges in accordance with Appendix B-2 to the rental agreement, including its various sub-sections.

Part Thirteen: Miscellaneous
33.
With the signing of this rental agreement, the contractual association between the Parties in accordance with the rental agreement dated March 10, 2000, including the two appendices to the rental agreement, is terminated by consent, as of the Date of Actual Delivery of Possession, as stated in Section 3.5.3 of this agreement, viz. October 16, 2001 or October 23, 2001, whichever is the later, provided that that Lessee has complied with all its undertakings relating to these Premises and vacated by the above-mentioned date.

34.	The cost of stamp duty for this agreement shall be borne by the Parties in equal parts.

35.
The Parties expressly condition and agree that the execution of each of the Lessor’s obligations in accordance with this agreement is conditioned on the preceding observance by the Lessee of its obligations, and that the Lessor is entitled - in addition to any other right accruing from this agreement and/or from any law - to delay execution of any of its obligations pending compliance by the Lessee with all its obligations for which the date of execution has occurred as of that time.

36.
If the date for the execution of any obligation in accordance with this agreement falls on the Sabbath, a festival, or any other day of rest, the said obligation shall be performed on the next business day after the said date, and the actual date of the obligation shall be considered the original date of obligation for every purpose.

37.
This agreement reflects the full and exhaustive agreement between the Parties regarding the matters and issues discussed therein, and it replaces and nullifies any presentation, agreement, negotiation, custom, memorandum, proposals, summaries of discussions, letters of intent and/or undertaking, and any other document, that pertained or was exchanged (whether in writing or verbally) on the said matters and issues between the Parties prior to the signing of this agreement.

38.
The Parties shall take all additional actions (including execution of payments, bearing of costs, signing additional documents, and furnishing any authorization) required of them for the purpose of the application and execution of the letter and spirit of this agreement.

39.
The agreement of either of the Parties to deviate from any condition in this agreement, in a specific instance or in a series of instances, shall not constitute a precedent and shall not be used for comparison by analogy for any other instance in the future.

40.
If either Party did not enforce, or enforced in arrears, any of the rights accruing to it in accordance with this agreement and/or by law, in a given instance or in a series of instances, this shall not be considered a waiver of the said right or of any other rights.

41.	The Parties hereby waive any right of offsetting granted to them in accordance with any law and/or agreement, all with regard to their obligations and rights in accordance with this agreement.

42.
The Parties hereby expressly agree that this agreement and its upholding by the Parties shall be determined, interpreted, and regulated in accordance with the laws of the State of Israel. The authorized courts in Tel Aviv, and these alone, shall have exclusive judicial authority in any dispute relating to this agreement.

43.
Notifications relating to this agreement shall be sent by registered mail or facsimile, or shall be delivered by hand in accordance with the Parties’ addresses as stated in the above Preamble (or any other address as shall be the subject of appropriate written notification), and any notification as stated shall be considered to have been delivered to its destination at the earliest of the following times: on its dispatch by facsimile, or on its actual delivery (or its offering to the addressee, in the even of refusal to accept), or after three (3) business days from the date on which it was delivered for dispatch by registered mail.

Witnessed by the Parties’ signatures:

Taya Center Ltd.	Wintegra Ltd.

By: [Signature and Stamp]	By: [Signature and Stamp]

Appendix B-1 - Section 3.3 of the Agreement

Specifications for the Delivery of the Premises As Is to Wintegra Ltd.

1.
Gross area of 1,119 sq.m., divided into -
10 rooms;
3 conference rooms, each with mini-closet and sink;
6 laboratories, electric, computer, and communications rooms;
Kitchenette, as describe below;
Open space work corners in the remaining area of the Premises as stated in the Divisions Plan prepared by Architect Ilan Eisen and attached to the agreement.

2.
Carpeting - wall-to-wall carpeting throughout the Premises, with the exception of the laboratories, electricity and computer rooms, which are covered with antistatic tiling, and the kitchenette, which is tiled in ceramics.

3.	Ceilings - acoustic ceilings from modular mineral plates, 60/60, throughout the Premises.

4.
Lighting units - sunken light units (louvers) throughout the Premises, and dual purpose emergency / routine lighting as per the standard, in accordance with as made plan no. 439-102 and 439-___ prepared by Engineer Yitzhak Vatnik, attached to the agreement.

5.	Doors - painted wooden doors on all rooms; double glass entrance door. Steel “Pladelet” doors on the rear emergency exit and in the storeroom by the small desk - opposite the executive rooms.

6.	Windows - windows according to the standard in the building, as currently comprised - 50% for “dry keep” opening.

7.	Bathrooms - (in the public floor areas) - 3 units of women’s bathrooms; 3 units of men’s bathrooms + 3 men’s urinals.

8.	Kitchenette - lower utensils closet and upper utensils closet, sink, and marble counter.

9.
Power and communications facility - according to as made plan no. 439-103, 108, prepared by Engineer Vatnik, attached to the agreement.
Electrical board - according to as made plan no. N:SL119, prepared by E.M.I. - Electric Works Ltd., dated February 4, 1997, and attached to the agreement.
Alarm system - wiring for an alarm system, including detectors, throughout the Premises.
UPS system - wiring for a UPS system in most of the area of the Premises.

10.
Safety and PA - two detection and smoke systems in accordance with the fire department requirements, also connected to the main coordinator in the Taya Center, and a PA system in accordance with as made plan no. 439-106, 107, prepared by Engineer Yitzhak Vatnik, attached to the agreement.

11.
Air-conditioning (for heating and cooling) in accordance with as made plan 388-2-1 (new, prepared by Engineer Yaacov Bar-Lev - 5 split units (Elco) for air-conditioning of the rooms facing the parking lot on the third floor, and 10 mini-central units (Unique) for air-conditioning the remaining areas of the Premises.
The list of the air-conditioning units is detailed below:

Premises	Type	Model	HP BTV	Date	By	Warranty until
			Ton of refrigeration	Installed
Webaccess	Mini central	Unique - area 2-3 - 40,41,42 + 54,55	6 ton refrig.	March 97	Thermodor	March 98
Former	Mini central	Unique - area 5 - room 37	4 ton refrig.	March 97	Thermodor	March 98
3	Mini central	Unique - area 1-7, rooms 68-77	9 ton refrig.	March 97	Thermodor	March 98
4	Mini central	Unique - area 2-7, r. 45-48, 59-63	9 ton refrig.	March 97	Thermodor	March 98
5	Mini central	Unique - area 3-7 - 51-58, 82-84	9 ton refrig.	March 97	Thermodor	March 98
6	Mini central	Unique - area 8 - room 67	2.5 tr - MS300	March 97	Thermodor	March 98
7	Mini central	Unique - area 10 - rooms 49,50,85	5 ton refrig.	March 97	Thermodor	March 98
8	Mini central	Unique - area 11 - rooms 89,90	6 ton refrig.	March 97	Thermodor	March 98
9	Mini central	Unique - area 12 - room 88 (lab)	6 ton refrig.	March 97	Thermodor	March 98
10 - addition by Webaccess	Mini central			Sept. 98	Thermodor	Sept. 98
1	Split - upper	Electra-Elco - room 43	1.6 ton refrig.	March 97	Thermodor	March 98
2	Split - upper	Electra-Elco - room 78	1.4 ton refrig.	March 97	Thermodor	March 98
3	Split - upper	Electra-Elco - room 79	1.4 ton refrig.	March 97	Thermodor	March 98
4	Split - upper	Electra-Elco - room 80	1.4 ton refrig.	March 97	Thermodor	March 98
5	Split - upper	Electra-Elco - room 81	1.4 ton refrig.	March 97	Thermodor	March 98

12.	List of items left in the Premises:

1.	In the Conference Room - large table, 1.83 x 6.00, and wall board 2.00 x 1.00 sq.m.

2.	Secretaries’ Corner - secretaries desk, closet including lower and upper closet - width 2.60 m - 8 doors, and mini-closet, width 0.53m and height 0.77 m.

3.	Second executive room - 2 closets, width 2.40 m, height 2.12 - 6 doors each.

4.	Vertical curtains - 25 vertical curtain units on windows, and 6 (long) on glass doors facing the parking lot on Hataasiya St.

[Signature and Stamp}	[Signature and Stamp]
Taya Center Ltd.	Wintegra Ltd.

Appendix B-2

Procedure for the Delivery of the Premises

1.
The delivery of the Premises shall be executed in accordance with the Authorized Implementation Plans, as these shall be determined by the project manager and the Lessee. The Parties shall fully cooperate in order to complete the Adaptation Works promptly and to the Lessee’s satisfaction.

2.
All works deriving from the Authorized Implementation Plans shall be executed by the Lessor and at its expense, provided and on condition that all the expenses on account thereof, including all fees for consultants of all types - including the electrical engineer, the air-conditioning engineer, the plumbing engineer, the safety engineer, the acoustics engineer, the project manager for the management and supervision of all the works that are the subject of the Authorized Implementation Plans, and all the remaining as stated above, shall not exceed the sum of one hundred fifty (USD 150.-) dollars, per net square meter, in accordance with the net area of the Premises of 973.04 sq.m. (nine hundred seventy three square meters), and, in total, USD 145,956 (one hundred forty five thousand nine hundred fifty six US dollars).
It is clarified, to prevent doubt, and without derogating from the generality of the above, that the fees of all the consultants stated in this Section 2 above were determined at the Lessor and the Lessee’s request (with the exception of the project manager and the safety consultant, with whom the association was made by the Lessor), subject to the Lessor’s authorization.

3.
The Parties agree that the project manager shall examine and authorize, in full coordination with the Lessee’s representatives, accounts from the implementation contractors and consultants, as well as the conformity of the works and the Authorized Work Plans, provided that, in this matter, he shall act in accordance with accepted professional standards and in good faith.

4.
Any expense that shall be required in connection with the execution of the works that are the subject of these specifications and the cost of which shall be above the sum of USD 150.- per square meter as stated (in accordance with the net area of the Premises of 973.04 square meters), shall be borne and paid by the Lessee, or shall be paid by the Lessor and reimbursed by the Lessee to the Lessor not later than the Actual Date of Delivery of Possession. For this purpose, it is agreed that no expense beyond the USD 150 per square meter as stated shall be incurred otherwise than by coordination with the Lessee and subject to its consent.

5.
The Lessee agrees that if it fails to meet its undertaking to rent the Premises for the Rental Period in accordance with this agreement, and fails to pay the Rental Fee for the period of at least fifty six months, it then hereby undertakes, in any case as stated, and irrevocably, to repay the Lessor an amount constituting the return of the discount in the Rental Fee (granted on the assumption of fifty six full months of rental), in accordance with a repayment of 21.43% a year (viz. 21.43% of the total of USD 145,956.-, with the addition of VAT), or the appropriate relative part (for a part of a year) (for example only, if the actual rental is for a period of only thirty two months, the amount to be paid to the Lessor by the Lessee shall be 42.86% of the discount amount granted as stated, viz. USD 62,557, with the addition of VAT, and if the actual rental shall be for a period of only 20 months, then the amount to be paid to the Lessor by the Lessee shall be 21.43% of the discount amount in the Rental Fee as stated, viz. USD 31,278.50, with the addition of VAT (“the Restitution Amount”).
The Restitution Amount shall be converted in accordance with the representative exchange rate of the dollar as stated above (USD 1.00 equals NIS 4.145), shall be linked to the Consumer Price Index in accordance with the rental agreement, with the addition of annual interest at the rate of 7%, and shall be paid immediately upon notification by the Lessee of its intention to vacate the Premises prior to the end of 5 years’ rental.

Taya Center Ltd.	Wintegra Ltd.

[Signature and Stamp}	[Signature and Stamp]

Appendix C - Maintenance Appendix
(Section 16 of the Agreement)

1.
The Lessor hereby undertakes to provide, and the Lessee hereby undertakes to purchase from the Lessor and/or from an other third party, as decided by the Lessor, the maintenance services detailed below, at a reasonable and professional level, and in accordance with reasonable needs as shall be required for the purpose of the proper maintenance of the Building and/or the Industrial Compound. In return for these maintenance services, the Lessee shall pay the Lessor USD 2.5 per square meter per month. The payment for maintenance services shall be made on a Quarterly basis (in advance) with the Rental Fee.

2.
Beginning September 1, 2006, (the date of commencement of the Additional Period), the maintenance fee to be paid by the Lessee to the Lessor shall be according to the maintenance fee (per square meter) that shall be paid by most of the tenants in the Industrial Compound, as detailed in Section 16.2 of the agreement.

3.	To prevent doubt, it is clarified that the maintenance fee shall also be linked to the Index (in accordance with the manner of linkage of the Rental Fee).

4.
In this appendix, the following terms shall have the meaning recorded alongside:
“Built Areas” - the areas on which buildings are erected, including the areas adjacent to each building.
“Public Built Areas” - those parts of the buildings serving all the tenants of the building.
Terms not expressly defined in this appendix shall have the same meaning as in the rental agreement to which this appendix is attached.

5.	The maintenance services as detailed in this appendix are the minimum maintenance services the Lessor undertakes to provide.

6.	The Lessor shall not be obliged to provide and/or execute and/or cause to be provided or executed additional maintenance services, but it shall be entitled, at its discretion, to do so.

7.
The maintenance services as detailed in this appendix shall be provided or executed to a reasonable professional standard, efficiently, and on an ongoing basis, with the goal of maintaining the Built Areas and the Public Built Areas and enabling quality of life for the Lessee, for its employees and its guests, for the entire duration of the Rental Period.

8.	The maintenance services that shall be provided and/or executed by the Lessor, and/or which it shall cause to be provided or executed, shall be as follows:
8.1
Cleaning of the Built Areas and the Public Built Areas (with the exception of the parts of those areas held directly by the Lessee), including cleaning of internal non-municipal streets roads, and sidewalks, parking lots, stairwells, and corridors (excluding corridors and stairwells held by the Lessee).

8.2	Gardening works in the decorative areas adjacent to the Building.

8.3	Maintenance of the parking lots, and the parking areas maintained and/or which shall be installed in the area.

8.4	Attention (including financing) in all matters relating to the supply of electricity (on the basis of the cost of electricity for residential use).

8.5	Installation and maintenance of environmental signs in the Industrial Compound and adjacent to the Building.

8.6
Installation and maintenance of the lighting installed in the Industrial Compound and which shall be installed therein in the future, including installation and maintenance of lighting in the Building and in the public areas (but excluding municipal lighting).

8.7	Maintenance of elevators and power systems in the Building.

8.8	Preservation and maintenance of the water pipes.

8.9	Maintenance of the roof and maintenance of the shell (to prevent damp).

9.	It is declared that the maintenance components stated in this appendix do not restrict or derogate from the Lessor’s obligations in accordance with the rental agreement.

Taya Center Ltd.	Wintegra Ltd.

[Signature and Stamp}	[Signature and Stamp]